Exhibit 10.1 - Director Compensation

     The Board of the Bank authorized a decrease in directors' fees for Board member services to $0 from $1,500 per month effective February 1, 2009.

     The Boards of the Company and the Bank, as applicable, also authorized a decrease to $0 from $375 per month for members of each committee of the following committees effective February 1, 2009: audit (Company committee) and loan (Bank committee).